SECRETARY OF STATE, STATE OF OREGON
                    Corporation Division - Business Registry
                        255 Capitol Street NE, Suite 151
                              Salem, OR 97310-1327
                               FilingInOregon.com

Registry Number:  527549-84

                       RESTATED ARTICLES OF INCORPORATION
                                  (ORS 60.451)


                           THIRD AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                   ENRON CORP.



            THE UNDERSIGNED, being a natural person for the purpose of amending Articles of Incorporation under the Oregon Revised Statutes (the "ORS"), hereby certifies that:

            1. The name of the Corporation is Enron Corp. (the "Corporation").

            2. These Third Amended and Restated Articles of Incorporation have been duly adopted in accordance with ORS 60.451. Previously, the Second Amended and Restated Articles of Incorporation were put into effect to carry out the Modified Supplemental Fifth Amended Joint Plan of Affiliated Debtors (In re:
Enron Corp., et al., Case No. 01-16034 (AJG) (the "Proceeding")) under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") (as amended or supplemented from time to time, the "Plan"), as confirmed on July 15, 2004 by order (the "Order") of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

            3. These Third Amended and Restated Articles of Incorporation contain amendments that require shareholder approval. Pursuant to resolutions duly adopted by the Board of Directors of the Corporation (the "Board of Directors") on April 19, 2005, a proposal for the adoption of these Third Amended and Restated Articles of Incorporation was submitted to the Corporation's shareholders for approval.

            4. The following table includes the designation of each voting group entitled to vote on these Third Amended and Restated Articles of Incorporation, the number of outstanding shares for such group and the number of votes entitled to be cast by such group:

             ---------------------- -------------------- --------------------
             Designation            Number of            Number of Votes
                                    Outstanding Shares   Entitled to Be Cast
             ---------------------- -------------------- --------------------
             Common Stock               766,861,639          766,861,639
             ---------------------- -------------------- --------------------
             Series 1 Exchanged          1,137,991            1,137,991
             Preferred Stock
             ---------------------- -------------------- --------------------
             Series 2 Exchanged          35.568509            35.568509
             Preferred Stock
             ---------------------- -------------------- --------------------
             Series 3 Exchanged           250,000              250,000
             Preferred Stock
             ---------------------- -------------------- --------------------
             Series 4 Exchanged           182,908              182,908
             Preferred Stock
             ---------------------- -------------------- --------------------


            5. Pursuant to the Unanimous Written Consent of Shareholders, dated April 19, 2005, each voting group entitled to vote on the adoption of these Third Amended and Restated Articles of Incorporation unanimously approved such adoption.

            6. The Articles of Incorporation of the Corporation are hereby further amended and restated in their entirety as follows:

                                    ARTICLE 1

            The name of the Corporation is Enron Corp.

                                    ARTICLE 2

            The address of the registered office of the Corporation in the State of Oregon is 520 S.W. Yamhill, Suite 800, Portland, Oregon 97204, and the name of its resident agent at such address is CT Corporation System. The mailing address of the Corporation at which notices may be delivered pursuant to the Oregon Business Corporation Act is c/o CT Corporation System, 520 S.W. Yamhill, Suite 800, Portland, Oregon 97204.

                                    ARTICLE 3

            The nature of the business or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful business or activity for which corporations may lawfully be organized under the laws of the State of Oregon.

                                    ARTICLE 4

Section 4.1 General.

            The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion two hundred sixteen million five hundred thousand (1,216,500,000) shares of capital stock consisting of the following:

            (1) Sixteen million five hundred thousand (16,500,000) shares of Preferred Stock (the "Preferred Stock"), of which there is hereby designated a series of one million one hundred thirty-seven thousand nine hundred ninety-one (1,137,991) shares of Series 1 Exchanged Preferred Stock ("Series 1 Exchanged Preferred Stock"), a series of thirty-six (36) shares of Series 2 Exchanged Preferred Stock ("Series 2 Exchanged Preferred Stock"), a series of Series 3 Exchanged Preferred Stock ("Series 3 Exchanged Preferred Stock") in the number of shares as provided in Section 4.4.A., and a series of one hundred eighty-two thousand nine hundred eight (182,908) shares of Series 4 Exchanged Preferred Stock ("Series 4 Exchanged Preferred Stock"); and

            (2) One billion two hundred million (1,200,000,000) shares of Common Stock (the "Common Stock").

Pursuant to Section 1123 of the Bankruptcy Code, notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

Section 4.2 Series 1 Exchanged Preferred Stock.

A. Designation. The distinctive designation of the series shall be the "Series 1 Exchanged Preferred Stock." The number of shares that shall constitute such series shall be 1,137,991 shares, which number shall not be increased.

B. Voting Rights. The holder of each share of Series 1 Exchanged Preferred Stock shall have the right to one vote for each share of Series 1 Exchanged Preferred Stock held by such holder, and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and the ORS and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

C. Other Rights. Except for the addition of voting rights provided in paragraph 4.2.B., the Series 1 Exchanged Preferred Stock, in the aggregate, upon its issuance pursuant to the Plan, shall provide all holders thereof with the same relative, participating, optional or other special rights and powers as those held by all of the holders of the Corporation's Cumulative Second Preferred Convertible Stock, in the aggregate, as set forth in that Statement of Resolutions Establishing the Cumulative Second Preferred Convertible Stock Series of Enron Oregon Corp., adopted on June 17, 1997 and attached hereto as Exhibit A (the "Resolutions Establishing the Cumulative Second Preferred Convertible Stock"), immediately prior to its cancellation pursuant to the Plan, with such aggregate relative, participating, optional or other special rights and powers being allocated pro rata among each share of Series 1 Exchanged Preferred Stock issued pursuant to the Plan, including, without limitation, rights to accrued cumulative dividends, existing conversion rates, rights to elect directors and redemption rights, as if such class of Cumulative Second Preferred Convertible Stock had not been cancelled by the Plan and the class of Series 1 Exchanged Preferred Stock was actually the class of such Cumulative Second Preferred Convertible Stock; provided, however, the remedies for default by the Corporation with respect to the election of directors provided in the Resolutions Establishing the Cumulative Second Preferred Convertible Stock shall not be effective until the holders of Allowed Enron Preferred Equity Interests (Class 383) (as defined in the Plan), with regard to the Corporation's Cumulative Second Preferred Convertible Stock, are entitled to distribution of Plan Currency and Trust Interests under the Plan.

Section 4.3 Series 2 Exchanged Preferred Stock.

A. Designation. The distinctive designation of the series shall be the "Series 2 Exchanged Preferred Stock." The number of shares that shall constitute such series shall be 36 shares, which number shall not be increased.

B. Voting Rights. The holder of each share of Series 2 Exchanged Preferred Stock shall have the right to one vote for each share of Series 2 Exchanged Preferred Stock held by such holder, and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and the ORS and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

C. Other Rights. Except for the addition of voting rights provided in paragraph 4.3.B, each share of Series 2 Exchanged Preferred Stock, upon its issuance pursuant to the Plan, shall provide the holders thereof with the same relative, participating, optional or other special rights and powers as those held by the holders of each share of the Corporation's 9.142% Perpetual Second Preferred Stock as set forth in that Statement of Resolutions Establishing the 9.142% Perpetual Second Preferred Stock Series of Enron Oregon Corp., adopted on June 17, 1997 and attached hereto as Exhibit B (the "Resolutions Establishing the 9.142% Perpetual Second Preferred Stock"), immediately prior to its cancellation pursuant to the Plan, including, without limitation, rights to accrued cumulative dividends, existing conversion rates, rights to elect directors and redemption rights, as if such 9.142% Perpetual Second Preferred Stock had not been cancelled by the Plan and the shares of Series 2 Exchanged Preferred Stock were actually shares of such 9.142% Perpetual Second Preferred Stock; provided, however, the remedies for default by the Corporation with respect to the election of directors provided in the Resolutions Establishing the 9.142% Perpetual Second Preferred Stock shall not be effective until the holders of Allowed Enron Preferred Equity Interests (Class 383) (as defined in the Plan), with regard to the Corporation's 9.142% Perpetual Second Preferred Stock, are entitled to distribution of Plan Currency and Trust Interests under the Plan.

Section 4.4 Series 3 Exchanged Preferred Stock.

A. Designation. The distinctive designation of the series shall be the "Series 3 Exchanged Preferred Stock." The number of shares that shall constitute such series shall be an indefinite number of shares up to the number of shares necessary to fulfill the Corporation's obligations pursuant to the Share Settlement Agreement (as defined in the Resolutions Establishing the Mandatorily Convertible Junior Preferred Stock, Series B (hereinafter defined)), but in no event more than the number of authorized but unissued shares of Preferred Stock, with shares initially issued being the number of shares of the Corporation's Mandatorily Convertible Junior Preferred Stock Series B outstanding immediately prior to their cancellation pursuant to the Plan.

B. Voting Rights. The holder of each share of Series 3 Exchanged Preferred Stock shall have the right to one vote for each share of Series 3 Exchanged Preferred Stock held by such holder, and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and the ORS and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

C. Other Rights. Except for the addition of voting rights provided in paragraph 4.4.B, each share of Series 3 Exchanged Preferred Stock, upon its issuance pursuant to the Plan, shall provide the holders thereof with the same relative, participating, optional or other special rights and powers as those held by the holders of each share of the Corporation's Mandatorily Convertible Junior Preferred Stock, Series B as set forth in that Statement of Resolutions Establishing the Mandatorily Convertible Junior Preferred Stock, Series B of Enron Corp., adopted on September 17, 1999, and attached hereto as Exhibit C (the "Resolutions Establishing the Mandatorily Convertible Junior Preferred Stock, Series B"), immediately prior to its cancellation pursuant to the Plan, including, without limitation, rights to accrued cumulative dividends, existing conversion rates, rights to elect directors and redemption rights, as if such Mandatorily Convertible Junior Preferred Stock, Series B had not been cancelled by the Plan and the shares of Series 3 Exchanged Preferred Stock were actually shares of such Mandatorily Convertible Junior Preferred Stock, Series B; provided, however, the remedies for default by the Corporation with respect to the election of directors provided in the Resolutions Establishing the Mandatorily Convertible Junior Preferred Stock, Series B shall not be effective until the holders of Allowed Enron Preferred Equity Interests (Class 383) (as defined in the Plan), with regard to the Corporation's Mandatorily Convertible Junior Preferred Stock, Series B, are entitled to distribution of Plan Currency and Trust Interests under the Plan.

Section 4.5 Series 4 Exchanged Preferred Stock.

A. Designation. The distinctive designation of the series shall be the "Series 4 Exchanged Preferred Stock." The number of shares that shall constitute such series shall be 182,908 shares.

B. Voting Rights. The holder of each share of Series 4 Exchanged Preferred Stock shall have the right to one vote for each share of Series 4 Exchanged Preferred Stock held by such holder, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and the ORS and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

C. Other Rights. Except for the addition of voting rights provided in paragraph 4.5.B, each share of Series 4 Exchanged Preferred Stock, upon its issuance pursuant to the Plan, shall provide the holders thereof with the same relative, participating, optional or other special rights and powers as those held by the holders of each share of the Corporation's Mandatorily Convertible Single Reset Preferred Stock, Series C as set forth in that Statement of Resolutions Establishing the Mandatorily Convertible Single Reset Preferred Stock, Series C of Enron Corp., adopted on June 13, 2001, and attached hereto as Exhibit D (the "Resolutions Establishing the Mandatorily Convertible Single Reset Preferred Stock, Series C"), immediately prior to its cancellation pursuant to the Plan, including, without limitation, rights to accrued cumulative dividends, existing conversion rates, rights to elect directors and redemption rights, as if such Mandatorily Convertible Single Reset Preferred Stock, Series C had not been cancelled by the Plan and the shares of Series 4 Exchanged Preferred Stock were actually shares of such Mandatorily Convertible Single Reset Preferred Stock, Series C; provided, however, the remedies for default by the Corporation with respect to the election of directors provided in the Resolutions Establishing the Mandatorily Convertible Single Reset Preferred Stock, Series C shall not be effective until the holders of Allowed Enron Preferred Equity Interests (Class
383) (as defined in the Plan), with regard to the Corporation's Mandatorily Convertible Single Reset Preferred Stock, Series C, are entitled to distribution of Plan Currency and Trust Interests under the Plan.

Section 4.6 Common Stock.

            Subject to the terms of any Preferred Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock with respect to the payment of dividends or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

            In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

            Subject to any special voting rights of any Preferred Stock, the holders of the Common Stock shall be entitled to one vote for each share of such stock held by them on all matters submitted to a vote or consent of the shareholders.

Section 4.7 Subject to Chapter 11 Plan.

            Notwithstanding any other provision herein to the contrary, nothing in these Articles of Incorporation shall be deemed to (i) give the holders of any share of Common Stock, Series 1 Exchanged Preferred Stock, Series 2 Exchanged Preferred Stock, Series 3 Exchanged

Preferred Stock, or Series 4 Exchanged Preferred Stock any rights, including, without limitation, any right to receive distributions of Plan Currency or Trust Interests (each as defined in the Plan), in excess of the rights given or allocated to such holders under the Plan, (ii) confer upon any third party any rights under any agreement, note or indenture referenced in any Exhibit to these Articles of Incorporation or (iii) be an acceptance, acknowledgment or assumption of any liability or obligation of the Corporation under any agreement, note or indenture referred to in any Exhibit to these Articles of Incorporation that was entered into by the Corporation prior to its filing of a petition for bankruptcy under the Bankruptcy Code on December 2, 2001.

Section 4.8 No Preemptive Rights.

            No holder of shares of stock of the Corporation shall have any preemptive or other rights to acquire the Corporation's unissued shares, except as such rights are expressly provided by contract or in the terms of any series of Preferred Stock established hereunder.

Section 4.9 Shareholder Action By Written Consent.

            If the Corporation's shareholders are permitted by law to take any action required or permitted to be taken at a shareholders' meeting without a meeting, such action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

                                    ARTICLE 5

Section 5.1 Number and Removal of Directors.

            The number of directors of the Corporation shall be five. No shareholder of the Corporation shall have any right to cumulate votes in the election of directors. Except as otherwise provided in these Articles of Incorporation with regard to the rights of the holders of any series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office from time to time prior to the expiration of the term of such director, but only for cause, by an affirmative vote representing not less than 75% of the total number of eligible votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Section 5.1, "cause" shall be defined as: (i) a director's theft or embezzlement or attempted theft or embezzlement of money, or tangible or intangible assets or property; (ii) a director's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; or (iii) a director's gross negligence, willful misconduct or knowing violation of law, in the performance of the director's duties; provided, however, the director shall have been given a reasonable period to cure any alleged cause under clause (iii) above (other than willful misconduct) prior to the taking of a vote on the director's removal.

Section 5.2 Vacancy in the Board of Directors.

            If a vacancy occurs in the Board of Directors following the death, resignation or removal of a director, such vacancy may be filled by the affirmative vote of a majority of the remaining directors; provided, however, if applicable, such vacancy may only be filled by the Board of Directors after (i) if the former director creating such vacancy was elected or appointed by the shareholders after consultation with the Creditors' Committee (as defined in the Plan), and the Creditors' Committee has not been dissolved, consultation with the Creditors' Committee, or (ii) if the former director creating such vacancy was elected or appointed by the shareholders after consultation with the ENA Examiner (as defined in the Plan) (an "ENA Examiner's Board Member"), and the ENA Examiner has not been discharged, consultation with the ENA Examiner. The appointment of a successor member to the Board of Directors shall be evidenced by a filing with the Bankruptcy Court of a notice of appointment.

Section 5.3 Removal of Directors by Judicial Proceeding.

            For purposes of ORS 60.327, the failure of a director to manage the assets and operations of the Corporation in a manner intended to maximize the value of the assets of the Corporation for the benefit of creditors in accordance with and pursuant to the Plan shall constitute gross abuse of the director's authority and discretion with respect to the Corporation. To the extent that an order, judgment or finding is entered by the circuit court of Oregon to remove a director pursuant to ORS 60.327, then notice of such order, judgment or finding must be promptly filed by the Corporation with the Bankruptcy Court.

                                    ARTICLE 6

A.   Personal Liability of Directors and Officers.

            To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director or officer. Without limiting the generality of the foregoing, if the ORS is amended after this Article becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors or officers of the Corporation, then the liability of directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the ORS, as so amended. No amendment or repeal of this Article nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article nor a change in the law shall adversely affect any right or protection that is based upon this Article and pertains to conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections set forth in this Article unless the change in the law specifically requires such reduction or elimination.

B.   Indemnification.

            The Board of Directors of the Corporation shall provide, pursuant to bylaws or other actions or agreements, that the Corporation shall indemnify to the fullest extent permitted by the ORS, as the same exists or may hereafter be amended, any person who is made, or threatened to be made, a party to or witness in, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including any action, suit or proceeding by or in the right of the Corporation), by reason of the fact that (i) the person is or was a director or officer of the Corporation or any of its subsidiaries, (ii) the person is or was serving as a fiduciary within the meaning of the Employee Retirement Income

Security Act of 1974 with respect to any employee benefit plan of the Corporation or any of its subsidiaries or (iii) the person, while serving as a director or officer of the Corporation, is or was serving, at the request of the Corporation or any of its subsidiaries, as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The rights of indemnification provided in this Article shall be in addition to any rights to which any person may otherwise be entitled under any articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of shareholders or board of directors, or otherwise that exists at or subsequent to the time such person incurs or becomes subject to such liability and expense. The Board of Directors of the Corporation may provide, pursuant to bylaws or other actions or agreements, that the Corporation shall indemnify any employee or agent of the Corporation or any of its subsidiaries to the same extent that the Board of Directors shall provide for indemnification by the Corporation to the directors and officers of the Corporation as set forth above. Notwithstanding any of the foregoing, absent specific authorization by the Board of Directors of the Corporation, the Corporation shall not provide any indemnification to any person who is (x) a "Person" (as defined in the Plan) that is not entitled to a release or waiver of claims by the Debtors and/or Debtors in Possession (as such terms are defined in the Plan) because of application of clause (a) of the first proviso under Section 42.6 of the Plan or
(y) a Person against whom the Debtors and/or Debtors in Possession have a claim that is not entitled to be released or waived because of application of clause
(b) of the first proviso under Section 42.6 of the Plan.

C.   Effectiveness.

            Notwithstanding anything to the contrary herein, this Article shall not be deemed to provide any right or protection to any person with regard to any act or omission that occurred prior to the effectiveness of this Article.

                                    ARTICLE 7

            The provisions of the Oregon Control Share Act (ORS Sections 60.801-60.816) shall not be applicable to acquisitions of voting shares of the Corporation.

                                    ARTICLE 8

            The Corporation shall have the right, subject to any express provisions or restrictions contained in the Articles of Incorporation or Bylaws of the Corporation, from time to time, to amend the Articles of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a shareholder of the Corporation by the Articles of Incorporation or any amendment thereof are conferred subject to such right.

                                    ARTICLE 9

            Special meetings of the shareholders for any purpose or purposes may be called at any time by the Board of Directors or by the holders of shares representing in the aggregate not less than 25% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, if such holders sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held, at such time and at such place as may be stated in the notice of the meeting. Business transacted at a special meeting shall be confined to the purpose(s) stated in the notice of such meeting.

                                   ARTICLE 10

            In furtherance and not in limitation of the powers conferred by the ORS, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of shares representing in the aggregate not less than 75% of the total number of eligible votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE 11

            Notwithstanding any other provision of these Third Amended and Restated Articles of Incorporation, the affirmative vote of the holders of shares representing in the aggregate not less than 75% of the total number of eligible votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles 5, 6, 8, 9, 10 and 11 of these Third Amended and Restated Articles of Incorporation.



Signature                 Printed Name           Title


______________________    Stephen F. Cooper      Interim Chief Executive Officer


-----------------------------------------------         ------------------------
J. Michael Smalling, Assistant Secretary                713-345-4124
CONTACT NAME (To resolve questions with this filing.)   DAYTIME PHONE NUMBER

                                    Exhibit A
                    Statement of Resolutions Establishing the
   Cumulative Second Preferred Convertible Stock Series of Enron Oregon Corp.,
                            adopted on June 17, 1997

                                    Exhibit B
                    Statement of Resolutions Establishing the
      9.142% Perpetual Second Preferred Stock Series of Enron Oregon Corp.,
                            adopted on June 17, 1997

                                    Exhibit C

                    Statement of Resolutions Establishing the
    Mandatorily Convertible Junior Preferred Stock, Series B of Enron Corp.,
                          adopted on September 17, 1999

                                    Exhibit D

                    Statement of Resolutions Establishing the
 Mandatorily Convertible Single Reset Preferred Stock, Series C of Enron Corp.,
                            adopted on June 13, 2001